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                                                                      EXHIBIT 22
                               FIRST AMENDMENT TO

                   AGREEMENT FOR ACQUISITION OF PRODUCT RIGHTS

     This First Amendment to Agreement for Acquisition of Product Rights is made as of this 1st day of October, 2002 by and among American Access Technologies, Inc., ("American Access") a corporation duly organized and existing under the laws of Florida, with offices at 6670 Spring Lake Road, Keystone Heights, Florida, 32656 and Bill Sherer Corporation, ("BSC") a corporation duly organized and existing under the laws of the State of Florida, with offices at P.O. Box 5184, Ocala, Florida, 34478, and Bill Sherer, an individual.

                                    RECITALS

Whereas the parties entered into an Agreement for Acquisition of Product Rights dated January 11, 2002 (the "Agreement"); and

Whereas, the parties have mutually agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, the mutual promises of the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 2 of the Agreement is hereby amended to read as follows:

     2. In exchange for relinquishing all rights and title to the Air Cleansing System "Northern Lights" and "Eclipse", BSC shall receive from American Access an initial cash payment of $50,000 (which has been paid prior to the date of this Amendment) and additional cash payments as follows (less $2,181.12 for an overpayment of commissions):

                  Date                               Amount

                  November 1, 2002                   $25,000.00

                  February 1, 2003                   $25,000.00

                  May 1, 2003                        $25,000.00

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                  August 1, 2003                     $25,000.00

                  November 1, 2003                   $25,000.00

2. The Agreement, as amended herein, shall remain in full force and effect.

IN WITNESS WHEREOF, American Access Technologies, Inc., Bill Sherer Corporation and Bill Sherer have caused this Amendment to be signed by their duly authorized representatives as of the day and year first above written.

         American Access Technologies, Inc.       Bill Sherer Corporation

         By:________________________              By:___________________________

         Name:  John E. Presley                   Name: Bill Sherer

         Title: President                         Title: President


                                                  ______________________________

                                                       Bill Sherer

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